Exhibit 10.5

KODIAK SCIENCES INC.

OPTION GRANT NOTICE

(2015 SHARE INCENTIVE PLAN)

Kodiak Sciences Inc. (the “Company”), pursuant to its 2015 Share Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of common shares of the Company (the “Shares”) set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Type of Option	Incentive Stock Option
Expiration Date:

Exercise Schedule:            ☐ Same as Vesting Schedule                ☐   Early Exercise Permitted

Vesting Schedule:	One-fourth (1/4th) of the Shares vest one year after the Vesting Commencement Date; the balance of the Shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, subject to Optionholder’s Continuous Service as of each such date.

Payment:	By cash or check

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Option Grant Notice, the Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of the Shares and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:    Special Acceleration set forth on Schedule 1

KODIAK SCIENCES INC.	OPTIONHOLDER:

By:
Signature		Signature
Title:	Date:
Date:

ATTACHMENTS:  Option Agreement, 2015 Share Incentive Plan and Notice of Exercise

SCHEDULE 1

SPECIAL VESTING ACCELERATION

The Vesting Schedule above notwithstanding, the Shares shall be subject to the following special vesting acceleration provisions. Any and all such special vesting acceleration shall be subject to the Optionholder’s execution and delivery of a release and waiver of claims agreement drafted by and satisfactory to counsel for the Company, and in the case of termination, such release and waiver of claims agreement must be executed and become effective within sixty (60) days following the employment termination date (“Termination Date”).

If (a) on the date twenty-four (24) months immediately following the consummation of any Change in Control (as defined below) Optionholder is providing services to the acquiring company as either an employee or a consultant or (b) if within twenty-four (24) months following the consummation of any Change in Control, Optionholder’s employment is terminated by the Company without Cause and other than for death or Disability, or by Optionholder as a Constructive Termination (as defined below), then in either the case of (a) or (b), one hundred percent (100%) of the Shares that remain unvested shall vest and become exercisable in full, effective either on the second anniversary of the Change in Control or on Optionholder’s employment Termination Date, as the case may be.

“Cause” shall mean: (a) Optionholder’s conviction of, including pleading guilty or nolo contendere to, any felony or any crime involving dishonesty; (b) Optionholder’s participation in any fraud or act of dishonesty against the Company that has caused or is reasonably expected to result in injury to the Company; (c) a material violation by Optionholder of any of the Company’s written policies or other serious misconduct, in each case that results in or is reasonably likely to result in material harm to Company; (d) Optionholder’s willful and continued failure substantially to perform any of Optionholder’s job duties (other than as a result of total or partial Disability) that is not cured within thirty (30) days following written notice of Cause from the Company; (e) conduct by Optionholder which, in the good faith and reasonable determination of the Company’s Board of Directors, demonstrates gross unfitness to serve; or (f) Optionholder’s material breach of any agreement with the Company (or its subsidiaries or successors).

A “Change in Control” shall mean any (a) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity after such consolidation, merger or reorganization, (b) any transaction or series of related transactions to which the Company is a party, in which in excess of fifty percent (50%) of the Company’s voting stock is transferred, except for bona fide sales of the Company’s equity securities to investors for primarily fundraising purposes, or (c) a sale of substantially all of the assets of the Company.

“Constructive Termination” shall mean Optionholder’s termination of employment upon the occurrence without Optionholder’s consent of any of the following events, carried out either by the Company or by the Company’s successor after a Change in Control: (a) a material reduction in Optionholder’s total target compensation (Base Salary and Bonus opportunity) or benefits; (b) a material reduction in Optionholder’s title, duties, or responsibilities without Cause; (c) the relocation of Optionholder’s primary work location that increases Optionholder’s one-way commute by more than fifty (50) miles; (d) failure of the successor company to assume obligations contained in the Option or any other equity compensation agreement in place between Optionholder and the Company at the time of the Change in Control; or (e) the Company’s material breach of any terms of the Option or any employment agreement; in each case that is not cured within thirty (30) days of written notice to the Company, provided, however, that no such event or condition shall constitute a Constructive Termination unless (x) the Optionholder gives the Company a written notice of Constructive Termination not more than ninety (90) days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (z) the Termination Date occurs within ninety (90) days following the Company’s receipt of such notice. It is understood, however, that a change in Optionholder’s title, duties, or responsibilities solely as a result of the Company’s becoming a subsidiary or division of the surviving entity upon a Change in Control shall not constitute Constructive Termination.

“Disability” shall mean that Optionholder is unable, due to a physical or mental impairment, to perform the essential functions of the Optionholder’s job position, with or without reasonable accommodation, for a period of ninety (90) consecutive calendar days, or for at least sixty-five (65) business days within a twelve (12)-month period. A termination of Optionholder’s employment for Disability shall constitute a termination for Cause, provided that the Board shall terminate for Disability only in compliance with the Family Medical Leave Act, and the Americans with Disabilities Act.

If any payment or benefit Optionholder would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Optionholder’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, then, such reduction shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards; and (3) reduction of employee benefits. In the event that acceleration of vesting of stock awards is to be reduced by the Company, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Optionholder’s stock awards (i.e., earliest granted stock award cancelled last) unless Optionholder elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Optionholder and the Company within fifteen (15) calendar days after the date on which Optionholder’s right to a Payment is triggered (if requested at that time by Optionholder or the Company) or such other time as requested by Optionholder or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Optionholder and the Company with an opinion reasonably acceptable to Optionholder that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Optionholder and the Company.

ATTACHMENT I

OPTION AGREEMENT

KODIAK SCIENCES INC.

2015 SHARE INCENTIVE PLAN

OPTION AGREEMENT

Pursuant to your Option Grant Notice (“Grant Notice”) and this Option Agreement, Kodiak Sciences Inc. (the “Company”), has granted you an option under its 2015 Share Incentive Plan (the “Plan”) to purchase the common shares of the Company (the “Shares”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

If designated in the Grant Notice as an Incentive Stock Option (“ISO”), this option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this option shall be treated as a Nonstatutory Stock Option (“NSO”). Further, if for any reason this option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event shall the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to you (or any other person) due to the failure of the option to qualify for any reason as an ISO.

The details of your option are as follows:

1.    VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.    NUMBER OF SHARES AND EXERCISE PRICE. The number of Shares subject to your option and your exercise price per Share referenced in your Grant Notice may be adjusted from time to time for capitalization adjustments, pursuant to Section 14 of the Plan.

3.    EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. In the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), you may not exercise your option until you have completed at least six (6) months of Continuous Service measuring from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.

4.    EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates that “Early Exercise” of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

(a)    a partial exercise of your option shall be deemed to cover first vested Shares and then the earliest vesting installment of unvested Shares;

(b)    any Shares so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Share Purchase Agreement; and

(c)    you shall enter into the Company’s form of Early Exercise Share Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

5.    METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice. If your Grant Notice permits net exercise of your option, then you may elect to pay not less than one hundred percent (100%) of the exercise price of the option by foregoing receipt of Shares that are otherwise issuable upon exercise and which have a Fair Market Value equal to the exercise price.

6.    WHOLE SHARES. You may exercise your option only for whole Shares.

7.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the Company has determined that such exercise and issuance of Shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

8.    TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)    three (3) months after the termination of your Continuous Service for any reason other than by Disability or death, provided that if during any part of such three (3)-month period you may not exercise option solely because of the condition set forth in Section 17, relating to “Applicable Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)    twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)    eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d)    the Expiration Date indicated in your Grant Notice; or

(e)    the day before the tenth (10th) anniversary of the Date of Grant.

9.    EXERCISE.

(a)    You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)    By exercising your option you agree that, as a condition to any exercise of your option, the Company may, in its discretion, require you to pay immediately or enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the Shares are subject at the time of exercise, or (3) the disposition of Shares acquired upon such exercise.

(c)    By exercising your option you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act, or such longer period as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 (the “Lock Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Shares until the end of such period. The underwriters of the Company’s securities are intended third party beneficiaries of this Section 9(c) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10.    TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

11.    TRIGGERING EVENT. Your option may be subject to additional acceleration of vesting and exercisability upon or after a Triggering Event, as may be provided and defined in your Grant Notice or as may be provided and defined in any other written agreement between you and the Company, a Subsidiary, or any Affiliate, but in the absence of such provision, no such acceleration shall occur except as set forth in the Plan.

12.    RIGHT OF FIRST REFUSAL; TRANSFER RESTRICTIONS ON SHARES. Shares that you acquire upon exercise of your option are subject to any right of first refusal or other transfer restrictions that may be described in the Bylaws.

13.    RIGHT OF REPURCHASE. To the extent provided in the Bylaws, the Company shall have the right to repurchase all or any part of the Shares you acquire pursuant to the exercise of your option.

14.    OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, a Subsidiary, or an Affiliate, or of the Company, a Subsidiary, or an Affiliate to continue your employment or service. In addition, nothing in your option shall obligate the Company, a Subsidiary, or an Affiliate, their respective owners, managers, directors, officers or employees to continue any relationship that you might have as a manager, director or consultant for the Company, a Subsidiary, or an Affiliate.

15.    WITHHOLDING OBLIGATIONS.

(a)    At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, a Subsidiary, or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)    Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Shares otherwise issuable to you upon the exercise of your option a number of whole Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, Share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of Shares acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, Shares shall be withheld solely from fully vested Shares determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such Share withholding procedure shall be your sole responsibility.

(c)    You may not exercise your option unless the tax withholding obligations of the Company, a Subsidiary, and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for, or otherwise evidence the issuance to you of, such Shares or release such Shares from any escrow provided for herein unless such obligations are satisfied.

(d)    If the option granted to you herein is an ISO, and if you sell or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, you shall immediately notify the Company in writing of such disposition. You agree that you may be subject to income tax withholding by the Company on the compensation income recognized by you.

16.    TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its officers, Directors, Employees, Subsidiaries, or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option. Because the Shares are not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you shall not make any claim against the Company, or any of its officers, Directors, Employees, Subsidiaries or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

17.    NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

18.    GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations,

amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.